Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 1, 2022, with respect to the consolidated financial statements of Xenon Pharmaceuticals Inc. and the effectiveness of internal control over financial reporting as of December 31, 2021, incorporated herein by reference.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

June 2, 2022